Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Ben Pratt The Mosaic Company 763-577-6102 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

MOSAIC COMPLETES ACQUISITION OF VALE FERTILIZANTES AND
ANNOUNCES TIMING OF 2017 FULL YEAR AND FOURTH QUARTER
EARNINGS RELEASE AND CONFERENCE CALL

Luciano Siani Pires Elected to Mosaic’s Board of Directors

PLYMOUTH, MN, January 8, 2018 - The Mosaic Company (NYSE: MOS) announced today that it has completed the previously announced acquisition of Vale Fertilizantes from Vale S.A. Pursuant to the agreement, Luciano Siani Pires has been elected to Mosaic’s Board of Directors.

Mr. Siani Pires has been Vale’s Chief Financial Officer since 2012, with additional responsibilities in Procurement and Information Technology. Prior to his current role, he held positions in strategic planning, human resources and governance at Vale S.A, and also worked at McKinsey & Company and the Brazilian Development Bank. Mr. Siani Pires, a Brazil native with an M.B.A in Finance from the Stern School of Business at New York University, brings extensive experience in finance, capital markets, strategy and fertilizer to the company’s Board of Directors.

Mosaic expects to release its fourth quarter and full year 2017 earnings results at approximately 5:00 p.m. Eastern Time on February 19, 2018 after market close of the New York Stock Exchange, simultaneously posting performance data on its website in a tabular form. Historical performance data for Mosaic’s past eight quarters is currently available at www.mosaicco.com/investor/financialdata.

At the same time, Mosaic intends to provide preliminary historical pro forma financial information for seven quarters ending September 30, 2017 reflecting post acquisition segmentation, which will be effective beginning the first quarter 2018. The pro forma information will also include the impacts of the acquisition on certain segments.

The company will host a conference call to discuss the results on February 20, 2017, beginning at 9:00 a.m. Eastern Time. A webcast of the conference call including the presentation slides can be accessed by visiting Mosaic’s website. An audio replay of the call will be available for up to one year from the time of the earnings call.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphates and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

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